EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Results of Special Meeting

LANSING, Mich., and PHOENIX, Ariz.: February 24, 2011:  Capitol Bancorp Limited (“Capitol”) (OTCQB: CBCR) announced today the results of its special meeting of shareholders held on Wednesday, February 23, 2011.  Nearly 80 percent of Capitol’s outstanding shares voted on the proposals, with more than 90 percent voting in favor of the proposal to approve an increase in the number of authorized shares of capital stock from 70,000,000 to 1,520,000,000 (1,500,000,000 of which are shares of common stock).  Additionally, of those shares represented at the meeting, more than 90 percent voted for both the amendment to Capitol’s articles of incorporation to effect a reverse stock split and the proposal to permit Capitol’s board of directors to adjourn, postpone or continue the special meeting.

About Capitol Bancorp Limited
Capitol is a national community banking company with a network of separately chartered banks in 14 states.  Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona.